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CORESTATES FINANCIAL CORP AND SUBSIDIARIES

EXHIBIT 11

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
(in thousands, except per share amounts)

                                                                     Three Months Ended                     Nine Months Ended
                                                                       September 30,                          September 30,
                                                                  ------------------------              ------------------------
                                                                    1997            1996                  1997            1996
                                                                  ---------       --------              ---------       --------
(A)    Net Income ..............................................  $ 198,814       $ 196,857              $ 596,653       $453,598
                                                                  =========       =========              =========       ========

EARNINGS PER SHARE

Based on average common shares outstanding
------------------------------------------

(B)    Average shares outstanding...............................    199,817         220,409               205,316         219,802
                                                                  =========       =========             =========       =========

(A/B) Net income................................................      $1.00           $0.89                 $2.91           $2.06
                                                                  =========       =========             =========       =========

Based on average common and common
----------------------------------
equivalent shares outstanding
-----------------------------
Primary:
(C)    Average common equivalent shares.........................      2,682           1,932                 2,543           2,174
                                                                  =========       =========             =========       =========
(D)    Average common and common equivalent
         shares (B + C).........................................    202,499         222,341               207,859         221,976
                                                                  =========       =========             =========       =========
(A/D) Net income................................................      $0.98(1)        $0.89(1)              $2.87(1)        $2.04(1)
                                                                  =========       =========             =========       =========

Fully diluted:
(E)    Average common equivalent shares.........................      2,937           2,136                 3,244           2,415
                                                                  =========       =========             =========       =========
(F)    Average common and common equivalent
         shares (B + E).........................................    202,754         222,545               208,560         222,217
                                                                  =========       =========             =========       =========
(A/F) Net Income ...............................................      $0.98(1)        $0.88(1)              $2.86(1)        $2.04(1)
                                                                  =========       =========             =========       =========

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(1)  Dilution is less than 3%.